FOR IMMEDIATE RELEASE	October 1, 2015
Contact: Susan Jordan 732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

ANNOUNCES DIVIDEND INCREASE

FREEHOLD, NJ, October 1, 2015…...Monmouth Real Estate Investment Corporation (NYSE:MNR) announced today that its Board of Directors approved a 6.7% increase in the Company’s quarterly common stock dividend, raising it to $0.16 per share from $0.15 per share. The dividend is payable December 15, 2015, to shareholders of record at the close of business on November 16, 2015. This represents an annualized dividend rate of $0.64 per share. Monmouth has maintained or increased its cash dividend for 24 consecutive years.

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants. The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of ninety-one properties located in twenty-eight states, containing a total of approximately 14.0 million rentable square feet. In addition, the Company owns a portfolio of REIT securities.

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